UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2022

Dynatronics Corporation
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification Number)

1200 Trapp Rd, Eagan, Minnesota	55121
(Address of principal executive offices)	(Zip Code)

(801) 568-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	DYNT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On January 19, 2022, the Company announced that Brian D. Baker has rejoined Dynatronics Corporation (the “Company”) full-time as its Chief Operating Officer (“COO”), effective as of January 17, 2022. Mr. Baker first joined the Company as President of Therapy Products in February 2018. He served as Chief Operating Officer from May 2019 until his promotion to Chief Executive Officer in August 2019. Mr. Baker held that position until July 2020, when he resigned due to health issues relating to the COVID-19 virus. Following his resignation as Chief Executive Officer, Mr. Baker continued as a member of the Dynatronics Board of Directors and a consultant to the Company.

The Company has not staffed the COO position since it was last held by Mr. Baker in August 2019.

Prior to joining the Company, Mr. Baker was Vice President of Global Operations of Seaspine Holdings Corporation from July 2015 to January 2018, where he also worked as Vice President of Operations of the SeaSpine business within Integra LifeSciences Corporation from March 2015 to July 2015. From November 2013 until March 2015, he was an industry consultant advising on mergers and acquisitions and providing business process optimization services. He holds a B.A. degree in business from the University of Phoenix. He is 55 years old.

No family relationships exist between Mr. Baker and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Baker and any other person pursuant to which Mr. Baker was selected as an officer or director, nor are there any transactions to which the Company is or was a participant and in which Mr. Baker has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as COO, the Company entered into a letter agreement with Mr. Baker (the “Employment Letter”) effective January 17, 2022, which provides for at-will employment on the following basis: (i) an annual base salary of $250,000; (ii) a target annual cash bonus of $43,500 (subject to Company results of operations and successful completion of goals, as assessed by the Compensation Committee of the Board); (iii) eligibility for annual grants of restricted stock units up to a targeted value of $43,500, at the discretion of the Compensation Committee. Fifty percent of the RSU’s will vest on the date of grant, and fifty percent will vest on the first anniversary of the date of grant.

Mr. Baker is also subject to non-competition and confidentiality agreements with post-termination restrictive covenants. The Company has also entered into an indemnification agreement with Mr. Baker on the same terms as it has with its other directors and executive officers.

This summary description is qualified in its entirety by reference to the Employment Letter and its ancillary agreements between the Company and Mr. Baker, filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Resignation of Mr. Baker as Director

Concurrent with his appointment as Chief Operating Officer, Mr. Baker has stepped down from his role as a member of the Board of Directors of the Company, also effective January 17, 2022. With his resignation, the number of directors on the Company’s board has been reduced from seven to six. Mr. Baker’s departure from the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated January 19, 2022 Announcing Appointment of Chief Operating Officer

10.1	Employment Offer Letter with Brian D. Baker, effective January 17, 2022

10.2

Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment with Brian D. Baker, dated effective January 17, 2022

10.3	Indemnification Agreement with Brian D. Baker, dated January 17, 2022

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2022	DYNATRONICS CORPORATION

	By:	/s/John Krier
	Name:	John Krier
	Title:	President and Chief Executive Officer

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